Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

November 4, 2004

Landmark Bancorp, Inc. Announces Results for the Quarter and Nine Months Ended  September 30, 2004 and Approves a Cash Dividend

(Manhattan, KS, November 4, 2004) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2004 of $0.55 versus $0.58 for the quarter ended September 30, 2003, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the quarter ended September 30, 2004 were $1.1 million compared to net earnings of $1.2 million for the quarter ended September 30, 2003.  Diluted earnings per share for the nine months ended September 30, 2004 were $1.51 versus $1.77 for the nine months ended September 30, 2003.  Net earnings for the nine months ended September 30, 2004 were $3.2 million, a decrease of $611,000 compared to the nine months ended September 30, 2003. Additionally, the Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of November 10, 2004, payable November 22, 2004.

“Although our 2004 net earnings are down from the record levels in 2003, we continue to be very optimistic about our opportunities as we look forward to the remainder of 2004 and into 2005,” commented Patrick Alexander, President and CEO.  “We sold our branches in Beloit and Phillipsburg, Kansas which were acquired in the First Kansas Financial Corporation acquisition.  Our assimilation of First Kansas is complete and we are working on capitalizing on the opportunities present in the Miami county and southern Johnson county markets.  Our lending officers in these new markets are focusing on taking advantage of the lending opportunities present in these markets and expanding our commercial loan portfolio.  We should begin realizing the benefits of their efforts starting in the fourth quarter and this momentum should continue through 2005.”

Alexander further commented, “It appears that the economic recovery is continuing.  We believe the recent positive economic news and evidence of sustained economic growth will increase commercial loan demand and help us offset the payoffs we are experiencing in our residential mortgage portfolio.  This reduction in residential loans is consistent with our business plan to reduce our portfolio concentration in this category due to the large volume of residential loans we acquired through First Kansas.  This transition from residential loans to commercial loans should help our net interest income and margin and better match our asset and liability repricing.  However, even with this occurring, we feel that our balance sheet is currently well positioned to take advantage of an increase in interest rates that should occur in a prolonged economic recovery.”

The decrease in net earnings for the third quarter of 2004 resulted primarily from reduced gains on sale of loans and investments in comparison to the prior year.  Net interest income for the third quarter of 2004 increased $631,000 to $3.4 million compared to the third quarter of 2003, an increase of 22.7%.  This increase was due primarily to the higher level of earning assets obtained in the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.09% for the third quarter of 2004 from 3.54% for the third quarter of 2003.  Refinancings and paydowns in the residential mortgage portfolio have exceeded commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  Total non-interest income increased approximately $81,000, or 6.3%, for the quarter ended September 30, 2004, as compared to the quarter ended September 30, 2003.  The increase was due to an increase of $338,000 in fees and service charges which was partially offset by a $110,000 decrease in gains on sale of loans and a decrease of $290,000 in gains on sale of holding company equity investments.  Total non-interest expense for the third quarter of 2004 increased approximately $791,000 compared to the third quarter of 2003, resulting primarily from increases associated with the acquisition of First Kansas in compensation and benefits, occupancy and equipment, and data processing.

The decrease in net earnings for the nine months ended September 30, 2004 resulted primarily from reduced gains on sale of loans and investments in comparison to the prior year.  Net interest income for the first nine months of 2004 increased $883,000 compared to the first nine months of 2003, an increase of 10.1%.  This increase was due primarily to the acquisition of First Kansas, in spite of a reduction in the net interest margin to 3.20% for the first nine months of 2004 from 3.74% for the first nine months of 2003.  Total non-interest income decreased approximately $264,000, or 6.8%, compared to the nine months ended September 30, 2003.  This decrease was due to a $779,000 decrease in gains on sale of loans and a decrease of $186,000 in gains on sale of holding company equity investments, which was partially offset by increased fees and service charges of $519,000.  Total non-interest expense for the first nine months of 2004 increased approximately $1.4 million compared to the first nine months of 2003, resulting primarily from increases in compensation and benefits, occupancy and equipment and data processing.  These increased expenses were primarily associated with the acquisition of First Kansas.

Landmark Bancorp’s total assets increased to $457.4 million at September 30, 2004, compared to $334.0 million at December 31, 2003.  Net loans receivable were $284.0 million at September 30, 2004, compared to $215.0 million at December 31, 2003.  The increase in net loans is related to the acquisition of First Kansas as primarily all internal growth experienced in commercial loans was offset by a similar decline in mortgage loans attributable to refinancing activity.  At September 30, 2004, the allowance for loan losses was $2.8 million, or 1.0% of net loans, compared to $2.3 million, or 1.1% of net loans at December 31, 2003.  As of September 30, 2004, $1.7 million in loans were on non-accrual status, or 0.58% of net loans, compared to a balance of $1.2 million in loans on non-accrual status, or 0.56% of net loans, as of December 31, 2003.  Additionally, non-performing assets as a percentage of total assets decreased from 0.45% as of December 31, 2003 to 0.42% as of September 30, 2004.  Residential home loans comprised 75.2% of the $1.7 million non-accrual balance at September 30, 2004.  In the event of foreclosure, the Company has historically incurred minimal losses on these residential home loans based upon collateral values.

Landmark Bancorp consummated the acquisition of First Kansas Financial Corporation on April 1, 2004 and accordingly, the operating results presented for the nine months ended September 30, 2004 include First Kansas Financial Corporation beginning April 1, 2004.  Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend, Hoisington, LaCrosse, Louisburg, Osage City, Osawatomie, Paola, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30, 2004	At December 31, 2003
ASSETS

Cash and cash equivalents	$8,882,448	$7,708,115
Investment securities available for sale	141,999,062	99,746,365
Loans receivable, net (1)	283,989,013	215,030,396
Premises and equipment, net	5,763,767	3,631,102
Goodwill	7,651,891	1,971,178
Other intangible assets, net	1,397,018	959,532
Other assets	7,687,523	4,999,601

TOTAL ASSETS	$457,370,722	$334,046,289

LIABILITIES

Deposits	$318,608,783	$253,108,220
Other borrowings	91,881,852	33,755,104
Other liabilities	4,071,549	4,610,862

Total liabilities	414,562,184	291,474,186

Stockholders' equity	42,808,538	42,572,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$457,370,722	$334,046,289

(1)   Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,796,381 and $2,315,870 at September 30, 2004 and December 31, 2003, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003
Interest income:
Loans	$11,539,772	$10,949,353	$4,181,628	$3,474,288
Investment securities	3,145,546	2,086,074	1,129,283	637,611
Other	33,194	44,289	14,093	21,054
Total interest income	14,718,512	13,079,716	5,325,004	4,132,953

Interest expense:
Deposits	2,974,800	3,462,811	1,006,231	1,054,886
Borrowed funds	2,135,293	891,419	905,624	295,876
Total interest expense	5,110,093	4,354,230	1,911,855	1,350,762

Net interest income	9,608,419	8,725,486	3,413,149	2,782,191
Provision for loan losses	310,000	180,000	130,000	60,000
Net interest income after provision for loan losses	9,298,419	8,545,486	3,283,149	2,722,191

Non-interest income:
Fees and service charges	2,457,706	1,938,321	993,549	655,669
Gains on sale of loans	632,545	1,411,630	174,515	284,833
Gains on sale of investments	129,790	316,099	—	290,417
Other	399,663	217,867	210,647	66,714
Total non-interest income	3,619,704	3,883,917	1,378,711	1,297,633

Non-interest expense:
Compensation and benefits	4,310,278	3,565,309	1,577,400	1,142,368
Occupancy and equipment	1,183,278	931,561	439,610	306,637
Amortization	284,782	345,680	101,416	122,570
Professional fees	230,439	244,848	69,523	56,565
Data processing	309,583	237,157	100,218	73,909
Other	1,921,895	1,509,649	694,306	488,965
Total non-interest expense	8,240,255	6,834,204	2,982,473	2,191,014

Income tax expense	1,518,389	1,824,618	543,456	597,168

Net earnings	$3,159,479	$3,770,581	$1,135,931	$1,231,642

Net earnings per share (2)
Basic	$1.52	$1.80	$0.55	$0.59
Diluted	1.51	1.77	0.55	0.58

Book value per share (2)	$20.93	$20.29	$20.93	$20.29

Shares outstanding at end of period	2,044,868	2,111,847	2,044,868	2,111,847

Weighted average diluted common and common equivalent shares outstanding	2,095,675	2,126,334	2,080,503	2,112,231

(2)  Net earnings per share and book value per share at or for the period ended September 30, 2003 have been adjusted to give effect to the 5% stock dividend paid during December 2003.

OTHER DATA (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2004	2003	2004	2003

Return on average assets (3)	0.99%	1.53%	0.96%	1.48%
Return on average equity (3)	9.91%	12.08%	10.68%	11.53%
Equity to total assets	9.36%	12.85%	9.36%	12.85%

(3)  Information for the nine and three months ended is annualized.